                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                                  Schedule 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 2 )*

                        Best Universal Lock Co. Ser. A
                                 Common Stock
                                   086581105




Check the following box if a fee is being paid with their statement[ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of their cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

-----------------------                                  ---------------------
  CUSIP NO. 086581105                                      PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      First Chicago NBD Corporation 38-1984850*

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)[] (b)[x]
 2

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES              27,262
                   -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             -0-

                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          27,262
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                          31.7

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12    *Unless otherwise disclosed herein, all holdings of the Reporting Person are indirect through one or more subsidiaries.

      HC CO
------------------------------------------------------------------------------

sec 1745 (6-80)      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                        Page 3 of  4
SEC 13G

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 13G Amendment No. 2

Item 1(a)  Name of Issuer:
           Best Universal Lock Co.

Item 1(b)  Address of Issuer's Principal Executive Offices:
           6161 75th Street
           Indianapolis, IN  46250

Item 2(a)  Name of Person filing:
           First Chicago NBD Corporation. ("FCN")

Item 2(b)  Address of Principal Business Offices:
           One First National Plaza
           Chicago, Illinois   60670

Item 2(c)  Citizenship
           Delaware

Item 2(d)  Title of Class of Securities:
           Common Stock
Item 2(e)  CUSIP No.:
           086581105
Item 3     Type of Person Filing:
           (g) FCN is a Parent Holding Company in accordance with 240.13d-1(b)(ii)(g).
Item 4     Ownership:
           The shares listed below were held in a fiduciary capacity by one or more subsidiaries of First Chicago NBD Corporation as of December 31, 1997
           A.) Amount Beneficially owned: 27,262
           B.) Percent of Class: 31.7
           C.) Number of shares to which the subject Holding company has:
                1.) Sole power to vote or direct the vote: 27,262
                2.) Shared power to vote or to direct the vote: -0-
                3.) Sole power to dispose or to direct the disposition of: -0-4.) Shares power to dispose or to direct the disposition of: -0-

Item 5      Ownership of  5 percent or less of a Class:
            Not Applicable

Item 6      Ownership of More than 5 percent on Behalf of Another Person:
            Not Applicable

Item 7 Identification and Classification of the Subsidiary which Acquired the Security being Reported on By the Parent Holding Company:
            See Item 3

Item 8      Identification and Classification of Members of the Group:
            Not Applicable

Item 9      Notice of Dissolution of Group:  Not Applicable

Item 10 Certification: By signing below I certify that to the best of my knowledge and belief, the securities referred above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose of effect.

            Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:      January 30, 1998

                                      /s/ Daniel T. Lis
                                    -------------------
                                    Daniel T. Lis
                                    Assistant Secretary
                                    First Chicago NBD Corporation
                                    (313) 225-3154